UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2008

PECO II, Inc.

(Exact name of registrant as specified in its charter)

Ohio	000-31283	34-1605456
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1376 State Route 598, Galion, Ohio	44833
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 468-7600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 29, 2008, PECO II, Inc. (the “Company”) and Delta Electronics, Inc. (“DEI”) entered into a supply agreement (the “Supply Agreement”) under which DEI granted the Company the right to purchase and incorporate modules and other components into the Company’s telecommunications systems and to market, promote, sell, and distribute the modules and other DEI technology. DEI is an affiliate of Delta Products Corporation (“Delta”) and Delta International Holding Ltd. (“DIH”), which are affiliates of the Company as a result of DIH’s level of ownership in the Company and Delta’s ability to designate a nominee to the Company’s Board of Directors.

The term of the Supply Agreement is 12 months. The foregoing description of the Supply Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete text of the Supply Agreement. A copy of the Supply Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2008, Mr. Albert Chang resigned from the Company’s Board of Directors. Mr. Chang’s resignation was not due to any disagreement with the Company known to an executive officer of the Company. Mr. Chang’s resignation was made immediately following the expiration of DIH’s warrant to purchase a number of shares that, when aggregated with the 474,037 shares owned by DIH, represents 45% of the Company’s issued and outstanding shares of common stock.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Supply Agreement, dated September 29, 2008, between the Company and DEI*

*	We have requested that the Securities and Exchange Commission give confidential treatment to portions of this exhibit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PECO II, Inc.

Date: October 2, 2008	By:	/s/ John G. Heindel
John G. Heindel
Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Supply Agreement, dated September 29, 2008, between the Company and DEI*

*	We have requested that the Securities and Exchange Commission give confidential treatment to portions of this exhibit.